CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 4th day of September, 2012 (“Effective Date”) by and between Joshua Gold Resources Inc., a Nevada corporation (“Company”) and John David Mason Limited, an entity formed under the laws of the province of Ontario, Canada (“Consultant”) and John David Mason, an individual resident of the province of Ontario, Canada (“Principal”; Company, Consultant and Principal are referred to herein collectively as the “Parties” and sometimes individually as a “Party”).

RECITALS:

WHEREAS, pursuant to the terms and conditions set forth herein, Company desires to engage the services of Principal, through Consultant, to provide certain consulting services for the benefit of Company; and

 WHEREAS, pursuant to the terms and conditions set forth herein, Principal, through Consultant, desires to perform such services for the benefit of the Company.

NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.

Engagement and Services.  Subject to the terms and conditions hereinafter set forth, Company hereby engages Principal, through Consultant, to perform those services typically provided by a Chief Operating Officer of a business of comparable size, type and nature to Company, which services shall specifically and essentially include assisting in the restructuring and financing of the Company (the “Services”). Principal, through Consultant, hereby accepts the engagement and agrees to diligently perform the Services for the benefit of the Company.  Principal shall report to the Company’s Chief Executive Officer of the Company. Unless otherwise agreed to by Company in writing, all Services shall be rendered by Principal on behalf of Consultant.  Principal, in his individual capacity, will hold the title of Chief Operating Officer of the Company.

2.

Commitment.  During the Term, Principal, through Consultant, shall dedicate approximately twenty-four (24) hours per week to providing the Services to Company.  Principal, through Consultant, shall cooperate fully with the Chief Executive Officer and Board of Directors of the Company and shall render the Services using his best efforts.

3.

Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of six (6) consecutive months thereafter (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall be automatically renewed upon the same terms and conditions for successive six (6) month periods (each, a “Renewal Term”) unless a Party hereto gives to the other Parties written notice to terminate this Agreement no later than thirty (30) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and the Renewal Term are hereinafter collectively referred to as the “Term”.

4.

Consulting Fee.  During the Term, the Company shall pay Principal, through Consultant, a monthly consulting fee in an amount equal to Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars (US $16,666.67) payable in either cash or shares of common stock of the Company or a combination of both, at the sole election of Principal, through Consultant (the “Consulting Fee”). The Consulting Fee shall be payable on or before the last day of each month and shall be pro-rated for partial months.

5.

Finder’s Fee.  During the Term, in the event that Principal, through Consultant, introduces a potential investor to Company and such investor agrees to invest funds in the Company and Company, in its sole discretion, accepts such funds, Company shall pay to Principal, through Consultant, a fee equal to seven and one-half percent (7.5%) of the investment funds actually received by Company; provided, however, that if the funds are invested in Company through the private placement of the Company’s flow-through shares (as such shares are defined in subsection 66(15) of the Income Tax Act Canada, as amended, reenacted or replaced from time to time) (the “Flow-Through Funds”), then Principal, through Consultant, shall only be entitled to a fee equal to five percent (5%) of the Flow-Through Funds actually received by Company (in each event, a “Finder’s Fee”).  The Finder’s Fee shall be paid to Principal, through Consultant, within thirty (30) days of receipt by Company of the invested funds and shall be payable to Principal, through Consultant, in either cash or shares of common stock of the Company or a combination of both, at the sole election of Principal, through Consultant.

6.

No Benefits.  During the Term, neither Principal nor Consultant shall be eligible for any other direct or indirect compensation or benefits, including, without limitation, participation in any of Company’s (i) pension or profit-sharing plans, (ii) plans providing medical, dental, disability or life insurance protection, or (iii) perquisites of any nature or type.

7.

Taxes.  The Parties specifically acknowledge and agree that Consultant shall have the sole responsibility for the payment of all federal, state and local taxes arising out of or related to the compensation paid to Principal, through Consultant, hereunder.  Further, Company will not withhold from the compensation due hereunder any sums in the nature of income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body relating to Principal and/or Consultant.

8.

Best Efforts.  Principal, through Consultant, shall use his best energies and abilities in the performance of the Services for Company.

9.

Non-Disclosure of Confidential Information.  Principal and Consultant covenant and agree that during the Term and for a period of five (5) years thereafter, Principal and Consultant: (i) shall not use or disclose, without the prior written consent of Company, any Confidential Information of Company other than as necessary in connection with the performance of the Services for Company, (ii) shall not, directly or indirectly, transmit or disclose any Confidential Information of Company to any third-party and (iii) shall not make use of any such Confidential Information, directly or indirectly, for Principal or Consultant or others, without the prior written consent of Company, except for a use or disclosure that is required by any applicable law or court order, in which case Principal and/or Consultant shall provide Company immediate, prior written notice of such requirement and an opportunity to contest such disclosure.  For purposes hereof, “Confidential Information” means information, other than trade secrets, that relates to Company, Company’s activities, or Company’s business, that is not generally known by persons not employed or engaged by Company, as to which Company has made reasonable attempts to maintain its confidentiality, and that is or has been disclosed to Principal and/or Consultant or of which Principal and/or Consultant became aware as a consequence of or through his or its relationship with Company.  “Confidential Information” shall specifically include the business practices, procedures, and methods of Company with respect to the provision of its services.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the legal right to disclose such information without violating any legal right of Company.

10.

Corporate Opportunities.  During the Term and for a period of twelve (12) consecutive months thereafter, neither Principal nor Consultant, directly or indirectly, shall avail themselves of any opportunities for self-enrichment that are discovered through knowledge gained in the performance of the Services for Company or through the use of contacts, information, products or services related to or obtained from the Company.  Principal and Consultant further agree that any business opportunity related to the Company’s business that Principal and/or Consultant learn of or discover during the Term (a “Corporate Opportunity”) is an opportunity of the Company and Principal and/ or Consultant shall promptly disclose such opportunity to the Company.  In connection with the foregoing, neither Principal nor Consultant shall, directly or indirectly, during the Term and for a period of twelve (12) consecutive months thereafter, participate in a Corporate Opportunity in any manner unless Company knowingly elects not to avail itself of such opportunity and Principal’s and/or Consultant’s participation in such opportunity is approved in writing by the Company.

11.

Relationship between the Parties.  Principal, through Consultant, is retained only for the purposes and to the extent set forth in this Agreement and his relationship to Company or any related entities shall be that of an independent contractor.  Principal and Consultant shall have no right or authority to make or undertake any promise, warranty or representation or to execute any contract or otherwise assume any obligation or responsibility in the name of Company or any related entity unless authorized or designated to do so by the Chief Executive Officer of the Company.

12.

Indemnification.  In the event that the Consultant or Principal is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), other than any Proceeding initiated by Consultant, Principal or the Company related to any contest or dispute between the Consultant, Principal and/or the Company or any of its affiliates with respect to this Agreement or the Consultant’s and Principal’s employment hereunder, by reason of the fact that the Principal is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Consultant and Principal shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defence of any Proceeding (including reasonable attorneys' fees).

13.

Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties, except that the duties and responsibilities of Principal, through Consultant, hereunder are of a personal nature and shall not be assignable or delegable, in whole or in part, by Principal and/or Consultant.  This Agreement shall be freely assignable by Company, including without limitation to any Person, including a purchaser of all or part of Company.

14.

Amendments and Waivers.  The terms and conditions of this Agreement may be amended from time to time with the consent of the Parties.  All such amendments shall be effective only when memorialized by a written agreement between the Parties.  No amendment, modification, termination, or waiver of any provision of this Agreement shall be effective unless the same shall be set forth in a writing signed by the Parties, and then only to the extent specifically set forth therein.

15.

No Waivers by Implication.  No course of dealing on the part of Parties, or their respective officers, directors, employees, consultants, agents, successors or beneficiaries, and no failure or delay by any Party with respect to exercising any of their respective rights, powers, or privileges under this Agreement or law shall operate as a wavier thereof.  No waiver by any Party of any condition or the breach of any term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed a further or continuing waiver of any condition or covenant, representation, or warranty of this Agreement.

16.

Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served and effective for all purposes when delivered by a nationally recognized overnight delivery service or three (3) days after deposit with the United States or Canadian Postal Service, by registered or certified mail, postage pre-paid, addressed as follows:

If to Company, then to:

Joshua Gold Resources Inc.

Attn: Benjamin Ward

99 Bronte Road, Suite 121

Oakville, ON, Canada L6L 3B7

with a copy to:

H. Grady Thrasher, IV, Esq.

Joyce Thrasher Kaiser & Liss, LLC

Five Concourse Pkwy., Suite 2600

Atlanta, Georgia 30328

If to Consultant, then to:

John David Mason Limited

Attn: John David Mason

383 Ellis Park Road #604

Toronto, ON, Canada M65 5B2

If to Principal, then to:

John David Mason

383 Ellis Park Road #604

Toronto, ON, Canada M65 5B2

Any Party hereto may change its address of record for receiving notices by giving the other Parties notice of such change in the manner set forth above.

17.

Governing Law.  This Agreement and the obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Nevada, without regard to rules on choice of law.

18.

Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction or arbitrator to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though contained in this original Agreement.  The Parties further agree that such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modification as the court or arbitrator deems warranted to carry out the intentions of the Parties as embodied in this sentence.  The

Parties expressly agree that this Agreement, as so modified by the court or arbitrator, shall be binding upon and enforceable against the Parties.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

19.

Survival.  The provisions of this Agreement which by their nature survive acceptance, performance and termination or expiration of this Agreement shall remain in full force and effect following termination or expiration of this Agreement.

20.

Captions/Headings.  The captions and headings used in this Agreement shall not be part of the provisions hereof, and shall have no force or effect.

21.

Construction.  This Agreement shall not be construed more strictly against one Party than another by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each of the Parties has contributed substantially and materially to the preparation of this Agreement.

22.

Confidentiality of Agreement Terms.  Principal and Consultant shall, and shall cause his or its advisers and agents to, maintain the confidentiality of each and every term, covenant, condition and provision of this Agreement as well as the transactions contemplated by this Agreement and the details of, and statements related to, such transactions.

23.

Contents of Agreement.  Except as otherwise provided herein, this Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof, supersedes any prior employment or consulting agreement(s) or understanding(s) between the Parties and shall not be changed, modified or terminated except upon written amendment executed by the Parties or as set forth herein.

24.

No Conflicting Obligations.  Principal and Consultant represent and warrant that they are not subject to any non-competition agreement or covenant, non-solicitation agreement or covenant, non-disclosure agreement or covenant, confidentiality agreement or covenant, or employment agreement with any individual, association or entity other than with Company, if any.  Principal and Consultant further represent and warrant that they are not subject to any other contract of any nature whatsoever, oral or written, with any individual, association or entity that will cause a breach of or default in, or that is in any way inconsistent with, the terms and provisions of this Agreement.

25.

Counterparts.  This Agreement and any amendment hereof may be executed in any number of counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  In producing this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the person against whom enforcement is sought.

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EXECUTED AND DELIVERED by the Parties under seal or by their duly authorized representatives under seal as of the Effective Date.

COMPANY: Joshua Gold Resources Inc., a Nevada corporation. By: /s/ Benjamin Ward Benjamin Ward, CEO [Corporate Seal]	CONSULTANT: John David Mason Limited, an entity formed under the laws of the province of Ontario, Canada. By: /s/ John David Mason John David Mason, CEO [Entity Seal]
PRINCIPAL: /s/ John David Mason (Seal) John David Mason, Individually